Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Electronic Clearing House, Inc.
Camarillo, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-31347 and 333-103396) of our reports dated December 14, 2007, relating to the consolidated financial statements, the effectiveness of Electronic Clearing House, Inc.’s internal control over financial reporting, and schedule of Electronic Clearing House, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

Signature
BDO Seidman, LLP
Los Angeles, California

December 14, 2007